Exhibit 99

FOR IMMEDIATE RELEASE

                      NEXMED ANNOUNCES DEPARTURE OF CEO AND
                   SIGNIFICANT REDUCTION IN MONTHLY BURN RATE

Robbinsville, NJ, December 15, 2005-NexMed, Inc. (NASDAQ: NEXM), a developer of innovative pharmaceutical products based on its proprietary NexACT(R) transdermal drug delivery technology, announced today the departure of Dr. Joseph Mo as President and Chief Executive Officer, effective immediately. Dr. Mo will continue to serve as Chairman of the Board of Directors. Vivian Liu, who has served as Vice President and Chief Financial Officer, has been appointed Executive Vice President and Acting C.E.O. Mark Westgate, formerly the Company's Controller, has been promoted to Vice President and C.F.O.

According to Richard Berman, Lead Director of the Board, "Joseph is a visionary, and has put a unique and personal imprint on the development of NexMed. We are and will remain very grateful to him, and look forward to his continued involvement with the Company through his position as Chairman of the Board." Mr. Berman further added, "We're considering several seasoned pharmaceutical executives as possible candidates to strengthen NexMed's management team and/or Board of Directors."

NexMed also announced a significant reduction in monthly burn rate with a lay-off of 26% of its work force. Vivian Liu said, "This lay-off was clearly difficult for us and our employees. However, it was necessary in order to align our expenses with our growth objectives. We are confident that the improved expenditure structure coupled with sharply focused R&D programs will drive the future growth of NexMed. The focus of our R&D programs will be to replicate the success of our recently licensed anti-fungal nail treatment with the other early-stage products in our pipeline."

Mark Westgate commented, "We continue to analyze our expenses for other ways to reduce our burn rate. Our objective is to realize additional efficiencies and bring our burn rate from over $1 million to below $500,000 per month without compromising our core R&D strengths."

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to enter into partnering agreements or raise financing on acceptable terms, successful completion of clinical development programs, regulatory review and approval, product development and acceptance, manufacturing, competition, and/or other factors, some of which are outside the control of the Company.

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Contacts:                                  Media:
Deborah Carty                              Marni Kotak
NexMed, Inc.                               Excite Media Group
(609) 208-9688, ext: 159                   (212) 941-8499 x102
dcarty@nexmed.com                          mkotak@excitepr.com